Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adeptus Health Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-196997) on Form S-8 of Adeptus Health Inc. of our report dated February 27, 2015, with respect to the consolidated balance sheets of Adeptus Health Inc. and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders'/owners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Adeptus Health Inc.

/s/ KPMG LLP

Dallas, Texas

February 27, 2015